LEGAL OPINION
                              Exhibit 5.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

                   Re: Race World International, Inc.
                       Registration Statement on Form SB-2
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Ladies and Gentlemen:

     We have acted as counsel to Race World International, Inc. a Nevada corporation(the "Company"), in connection with the filing of its registration statement of Form SB-2 (the Registration Statement") relating to 10,000,000 shares (the "Shares") of its common stock, $ .001 par value per share (the "Common Stock"), offered by the issuer and 31,900,000 shares of common stock, $ .001 par value per share, offered by the existing shareholders as more particularly described in the Registration Statement. This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601 (b) (5) of Regulation S-B promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the prospectus forming a part thereof (the "Prospectus"), the Certificate of Incorporation and By-laws, as amended to date, and corporate proceedings of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to as originals, and the conformity to original documents of documents submitted us as certified or photo static copies.

     On the basis of the foregoing and in reliance thereon and subject to the assumption, qualification and limitations set forth herein, we advise you that in our opinion the Shares have been duly authorized and validly issued and are fully paid and non-assessable. In addition, the 10,000,000 common shares offerd by the company when sold will be legally issued fully paid and non-assessable.

     We are members of the Bar of the State of Nevada. We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the laws of the State of Nevada and of the United States of America.

     This Opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact law that may hereafter occur.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption "Legal Matters" in the Prospectus.

     This opinion is being furnished in connection with the issuance, offering, and sale of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion does not constitute such prior written consent.

Very truly yours,

/s/P. Sterling Kerr, Esq.
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P. Sterling Kerr, Esq.